Exhibit 10.50

PROMISSORY NOTE

Amount: $1,440,000 US	Due: April 3, 2023

FOR VALUE RECEIVED, the undersigned,

Visionary Education Technology Holdings Group Inc. (“company”) promise to pay to Ms. Fan Zhou to its order, the principal sum of one million four hundred and forty thousand dollars US$1,440,000 without interest with one year term starting date on April 4, 2022, and the company has an option to extend the due date for one year from the initial due date.

This promissory note and the rights, obligations and relations of the undersigned and the holder hereto shall be governed by and construed in accordance with the laws of the Province of Ontario (but without giving effect to the conflict of law rules thereof). The undersigned and the holder hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this promissory note.

The undersigned and the holder hereto do hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

Visionary Education Services and Management Inc.

Per:	/s/ Liao Zaiyi
Name: Dr. Liao Zaiyi
Title: Authorized Signing Officer

I have the authority to bind the Corporation